Exhibit 3.32

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

COMPRESSOR SYSTEMS, INC.

COMPRESSOR SYSTEMS, INC., a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1. The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that Article Fourth of the certificate of incorporation of the Corporation be amended to read in its entirety as follows:

“FOURTH: Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 10,000 shares of common stock of a par value of $10.00 per share. Upon amendment of this Article Fourth to read as hereinabove set forth, each 100 outstanding shares of common stock of a par value of $.10 per share shall be changed into one share of common stock of a par value of $10.00 per share; provided, however, if such change results in a fractional share of common stock of a par value of $10.00 per share, such fractional share shall not be issued. All shares of common stock of a par value of $10.00 per share shall, upon issuance thereof, be fully paid and nonassessable.”

RESOLVED FURTHER, that the Board of Directors of the Corporation declares said amendment to the certificate of incorporation of the Corporation to be advisable and directs that said amendment be considered at a special meeting of the stockholders of the Corporation called for such purpose.

RESOLVED FURTHER, that, in the event of adoption of said amendment, the President or any Vice President and the Secretary of the Corporation are hereby authorized, empowered and directed to execute, acknowledge, file and record all certificates and documents and to do all things necessary to effect said amendment.

RESOLVED FURTHER, that, in the event of adoption of said amendment, each holder of shares of common stock of a par value of $.10 per share, upon presentation and surrender of a certificate or certificates therefor, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of common stock of a par value of $10.00 per share to which he is entitled pursuant to said amendment.

2. In lieu of a special meeting and vote of the stockholders of the Corporation, the holder of all outstanding stock of the Corporation has given written consent to said amendment of the certificate of the incorporation of the Corporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

3. Said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4. The capital of the Corporation will not be reduced under or by reason of said amendment.

EXECUTED this 20th day of March, 1992.

COMPRESSOR SYSTEMS, INC.

ATTEST:		By:	/s/ J. Scott Matthews
J. Scott Matthews, President

By:	/s/ Kregg A. Conder
Kregg A. Conder, Secretary

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